UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

SIERRA ONCOLOGY, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Sierra Oncology, Inc. to be held at the Fairmont Hotel Vancouver, 900 West Georgia Street, Vancouver, British Columbia V6C 2W6, Canada on Tuesday, June 13, 2017 at 10:00 a.m. (Pacific Time).

The Securities and Exchange Commission rules allow companies to furnish proxy materials to stockholders over the internet. We have elected to do so, thus reducing the environmental impact and lowering the costs of printing and distributing proxy materials without impacting your timely access to this important information. On or about April 25, 2017, we expect to mail a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy statement for our 2017 Annual Meeting of Stockholders and our 2016 annual report on Form 10-K to stockholders. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone, and includes instructions on how to receive paper copies of the proxy materials by mail, if desired.

The matters to be acted upon at the meeting are described in the accompanying notice of Annual Meeting and proxy statement.

Your vote is important.

Whether or not you plan to attend the meeting in person, please vote on the internet or by telephone, or request, sign and return a proxy card to ensure that your shares are represented at the meeting.

Sincerely,

Dr. Nick Glover
President and Chief Executive Officer

SIERRA ONCOLOGY, INC.

2150 – 885 West Georgia Street

Vancouver, British Columbia V6C 3E8

Canada

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held June 13, 2017

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2017 Annual Meeting of Stockholders of Sierra Oncology, Inc. will be held at the Fairmont Hotel Vancouver, 900 West Georgia Street, Vancouver, British Columbia V6C 2W6, Canada on Tuesday, June 13, 2017 at 10 a.m. (Pacific Time).

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1.	To elect two Class II directors, each to serve three-year terms through the third Annual Meeting of Stockholders following this meeting and until a successor has been elected and qualified or until earlier resignation or removal.

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

3.	To consider a stockholder proposal requesting that the Board of Directors take the necessary steps under applicable state law to declassify the Board of Directors so that all directors are elected annually.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 17, 2017 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at our headquarters.

Your vote as a Sierra Oncology, Inc. stockholder is very important. Each share of stock that you own represents one vote.

For questions regarding your stock ownership, you may contact our Vice President, Corporate Affairs at (604) 558-6536 or investors@sierraoncology.com or, if you are a registered holder, our transfer agent, American Stock Transfer & Trust Company, LLC by email through their website at https://www.astfinancial.com or by phone at (800) 937-5449. Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the internet or by telephone, or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting. For specific instructions on how to vote your shares, please refer to the section entitled “General Proxy Information” in the proxy statement and the instructions on the Notice of Internet Availability of Proxy Materials.

By Order of the Board of Directors,

Dr. Nick Glover President and Chief Executive Officer

Vancouver, British Columbia

April 25, 2017

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 13, 2017: the Proxy Statement and our 2016 Annual Report on Form 10-K are available at http://investor.sierraoncology.com/investor-relations.

SIERRA ONCOLOGY, INC.

PROXY STATEMENT FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

i

SIERRA ONCOLOGY, INC.

2150 – 885 West Georgia Street

Vancouver, British Columbia V6C 3E8

Canada

PROXY STATEMENT FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS

June 13, 2017

INFORMATION ABOUT SOLICITATION AND VOTING

The accompanying proxy is solicited on behalf of the Board of Directors of Sierra Oncology, Inc. (Sierra Oncology or the Company) for use at Sierra Oncology’s 2017 Annual Meeting of Stockholders (Annual Meeting) to be held at the Fairmont Hotel Vancouver, 900 West Georgia Street, Vancouver, British Columbia V6C 2W6, Canada on Tuesday, June 13, 2017 at 10 a.m. (Pacific Time), and any adjournment or postponement thereof.

INTERNET AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission (SEC), we are furnishing proxy materials to our stockholders primarily via the internet, instead of mailing printed copies to each stockholder. On or about April 25, 2017, we expect to send to our stockholders a Notice of Internet Availability of Proxy Materials (Notice of Internet Availability) containing instructions on how to access our proxy materials, including our proxy statement and our annual report on Form 10-K. The Notice of Internet Availability also provides instructions on how to vote through the internet or by telephone and includes instructions on how to receive paper copies of the proxy materials by mail or an electronic copy of the proxy materials by email.

This process is designed to reduce our environmental impact and lower the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

GENERAL INFORMATION ABOUT THE MEETING

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. We are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy.

Record Date; Quorum

Only holders of record of common stock at the close of business on April 17, 2017, the record date, will be entitled to vote at the meeting. At the close of business on April 17, 2017, 52,268,443 shares of common stock were outstanding and entitled to vote.

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present or represented by proxy at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

GENERAL PROXY INFORMATION

Voting Rights; Required Vote

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on April 17, 2017, the record date. You may vote all shares owned by you at such date, including (1) shares held directly in your name as the stockholder of record and (2) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee. Dissenters’ rights are not applicable to any of the matters being voted on.

Stockholder of Record: Shares Registered in Your Name. If on April 17, 2017, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting, or vote in advance through the internet or by telephone, or if you request to receive paper proxy materials by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on April 17, 2017, your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your broker on how to vote the shares held in your account, and your broker has enclosed or provided voting instructions for you to use in directing it on how to vote your shares. Because the brokerage firm, bank or other nominee that holds your shares is the stockholder of record, if you wish to attend the meeting and vote your shares, you must obtain a valid proxy from the firm that holds your shares giving you the right to vote the shares at the meeting.

Each director will be elected by a plurality of the votes cast at the meeting. This means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both of the nominees or “WITHHOLD” your vote with respect to one or both of the nominees. You may not cumulate votes in the election of directors. Approval of the ratification of the appointment of our independent registered public accounting firm will be obtained if the holders of a majority of the votes cast at the meeting vote “FOR” the proposal. The stockholder proposal requesting that the Board of Directors take necessary steps under applicable state law to declassify the Board of Directors will be approved on an advisory basis if the majority of the votes cast at the meeting vote “FOR” the proposal.

A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (stockholder withholding) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (broker non-vote). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum, but are not treated as votes cast and, therefore, will have no effect on the election of directors, the ratification of the appointment of Deloitte & Touche LLP, or the stockholder proposal to declassify the Board of Directors. Abstentions are voted neither “for” nor “against” a matter, and, therefore, will have no effect on the election of directors, the ratification of the appointment of Deloitte & Touche LLP, or the stockholder proposal to declassify the Board of Directors, but are counted in the determination of a quorum.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The Board of Directors recommends that you vote FOR the election of each of the Class II directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal 2). The Board of Directors recommends that you vote AGAINST the stockholder proposal to declassify the Board of Directors (Proposal 3).

None of the directors or executive officers has any substantial interest in any matter to be acted upon, other than elections to office with respect to the directors nominated in Proposal 1 and other than as described in “Proposal No. 3 Stockholder Proposal to Declassify the Board of Directors.”

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person – we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote through the internet or by telephone – in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail – if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the proxy card and return it as soon as possible before the meeting in the envelope provided.

Votes submitted through the internet or by telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2017. Submitting your proxy, whether by telephone, through the internet or by mail if you request or received a paper proxy card, will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. You may either vote “FOR” all of the nominees to the Board of Directors, or you may withhold your vote from any nominee you specify. For Proposals 2 and 3, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our Board of Directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote by telephone or through the internet. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card by telephone or through the internet. If you requested or received paper proxy materials by mail, please complete, sign and return each proxy card to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

We will pay the expenses associated with soliciting proxies. Following the original distribution and mailing of the solicitation materials, we or our agents may solicit proxies by mail, electronic mail, telephone, facsimile, by other similar means, or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, e-mail or otherwise. Following the original distribution and mailing of the solicitation materials, we will request brokers, custodians, nominees and other record holders to forward copies of those materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, we, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the internet, you are responsible for any internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before the closing of the polls by the inspector of elections at the meeting by:

•	delivering to our Corporate Secretary (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the internet or by telephone; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke or change any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the internet;

•	instruct us to mail paper copies of our future proxy materials to you; and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our Annual Meetings of Stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website at http://investor.sierraoncology.com/investor-relations. The final results will be tallied by the inspector of elections and filed with the SEC in a current report on Form 8-K within four business days of the meeting.

Implications of Being an “Emerging Growth Company”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements. These reduced reporting requirements include reduced disclosure about the company’s executive compensation arrangements and no requirement to have non-binding advisory votes on executive compensation. We will remain an emerging growth company until the earlier of (1) December 31, 2020, (2) the last day of the fiscal year (a) in which we have total annual gross revenue of at least $1.0 billion, or (b) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

We are committed to good corporate governance practices. These practices provide an important framework within which our Board of Directors and management pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that set forth expectations for directors, director independence standards, Board committee structure and functions, and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the investor relations section of our website at http://investor.sierraoncology.com/corporate-governance.

Board Composition and Leadership Structure

The positions of Chief Executive Officer and Chairman of our Board of Directors are held by two different individuals (Dr. Glover and Mr. Parfet, respectively). This structure allows our Chief Executive Officer to focus on our day-to-day business while our Chairman leads our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Our Board of Directors believes such separation is appropriate, as it enhances the accountability of the Chief Executive Officer to the Board of Directors and strengthens the independence of the Board of Directors from management.

Board’s Role in Risk Oversight

Our Board of Directors believes that open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board of Directors meets with our Chief Executive Officer and other members of the senior management team at quarterly Board of Director meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluate the risks inherent in significant transactions. While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures. The Compensation Committee assists our Board of Directors in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Corporate Governance Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to the management of corporate, legal and regulatory risk.

Director Independence

Our common stock is listed on the NASDAQ Global Market. Under the rules of the NASDAQ Stock Market, independent directors must comprise a majority of a listed company’s Board of Directors. In addition, the rules of the NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s Audit, Compensation and Nominating and Corporate Governance Committees be independent. Under the rules of the NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Additionally, Compensation Committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a Compensation Committee member.

Audit Committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (Exchange Act). In order to be considered independent for purposes of Rule 10A-3, a member of an Audit Committee of a listed company may not, other than in his or her capacity as a member of the Audit Committee, the Board of Directors or any other Board committee: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (ii) be an affiliated person of the listed company or any of its subsidiaries.

Our Board of Directors has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. As a result of this review, our Board of Directors determined that Mr. Parfet, Mr. Cooper, Dr. Estes, Mr. Nguyen, Dr. Onetto and Mr. Pelzer, representing six of our seven incumbent directors, are “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market. In addition, Mr. Alvin Vitangcol, who resigned from our Board of Directors in March 2016, and Dr. Albert Cha, who did not stand for re-election at our 2016 Annual Meeting of Stockholders, were also “independent directors” as defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NASDAQ Stock Market.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has the composition and responsibilities described below. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. Each of these committees has a written charter, copies of which are available without charge on the investor relations section of our website at http://investor.sierraoncology.com.

Audit Committee

Our Audit Committee is comprised of Mr. Cooper, Mr. Nguyen and Mr. Pelzer. Mr. Cooper is the Chairman of our Audit Committee. The composition of our Audit Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Each member of our Audit Committee is financially literate. In addition, our Board of Directors has determined that each member of our Audit Committee is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. Our Audit Committee is directly responsible for, among other things:

•	our accounting and financial reporting processes, including our financial statement audits and the integrity of our financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications, independence and performance of our independent auditors; and

•	the preparation of the Audit Committee report to be included in our annual proxy statement.

Compensation Committee

Our Compensation Committee is comprised of Mr. Nguyen, Dr. Onetto, Mr. Parfet and Mr. Pelzer. Mr. Parfet is the Chairman of our Compensation Committee. The composition of our Compensation Committee meets the requirements for independence under the current NASDAQ Stock Market and SEC rules and regulations. Our Compensation Committee is responsible for, among other things:

•	evaluating, recommending, approving and reviewing executive officer and director compensation arrangements, plans, policies and programs;

•	administering our cash-based and equity-based compensation plans; and

•	making recommendations to our Board of Directors regarding any other board of director responsibilities relating to executive compensation.

The Compensation Committee has the sole authority and responsibility, subject to any approval by the Board of Directors which the Compensation Committee or legal counsel determines to be desirable or required by applicable law or the NASDAQ rules, to determine all aspects of executive compensation packages for the Chief Executive Officer and other executive officers. The Compensation Committee also makes recommendations to our Board of Directors regarding the form and amount of compensation of non-employee directors. The Compensation Committee may take into account the recommendations of the Chief Executive Officer with respect to compensation of the other executive officers, and the recommendations of the Board of Directors or any member of the Board of Directors with respect to compensation of the Chief Executive Officer and other executive officers.

The Compensation Committee engaged an independent executive compensation consulting firm, Radford, an AON Hewitt Company (Radford), to evaluate our executive compensation program and practices and to provide advice and ongoing assistance on executive compensation matters for fiscal year 2016. Specifically, Radford was engaged to:

•	provide compensation-related data for a peer group of companies to serve as a basis for assessing competitive compensation practices;

•	review and assess our current director, CEO and other executive officer compensation policies and practices and equity profile, relative to market practices;

•	review and assess our current executive compensation program relative to market to identify any potential changes or enhancements to be brought to the attention of the Compensation Committee; and

•	review market practices regarding equity programs.

Representatives of Radford met informally with the chair of the Compensation Committee and attended the regular meetings of the Compensation Committee, including executive sessions from time to time without any members of management present. During fiscal year 2016, Radford worked directly with the Compensation Committee (and not on behalf of management) to assist the committee in satisfying its responsibilities and undertook no projects for management without the committee’s prior approval. The Compensation Committee has determined that none of the work performed by Radford during fiscal year 2016 raised any conflict of interest.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is comprised of Dr. Onetto and Mr. Parfet. Mr. Parfet is the interim Chairman of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, considering and recommending candidates for membership on our Board of Directors;

•	overseeing the process of evaluating the performance of our Board of Directors; and

•	advising our Board of Directors on other corporate governance matters.

Codes of Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. We intend to disclose future amendments to certain provisions of our code of conduct, or waivers of these provisions, on our website or in public filings. The full text of our code of conduct is posted on the investor relations section of our website at http://investor.sierraoncology.com/corporate-governance.

Compensation Committee Interlocks and Insider Participation

During 2016, Mr. Parfet, Mr. Pelzer, Dr. Cha (through June 16, 2016), Dr. Onetto (effective November 29, 2016) and Mr. Nguyen (effective November 29, 2016) served on our Compensation Committee. None of our current executive officers has served as a member of the Board of Directors, or as a member of the Compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during the fiscal year ended December 31, 2016. Mr. Parfet, a member of our Compensation Committee, served as our interim Chief Executive Officer from May 2014 to August 2014.

Board and Committee Meetings and Attendance

The Board of Directors and its committees meet regularly throughout the year and also hold special meetings and act by written consent from time to time. During 2016, the Board of Directors held seven meetings, including telephonic meetings; the Audit Committee held four meetings; the Compensation Committee held five meetings; and the Nominating and Corporate Governance Committee held four meetings. During 2016, none of the directors attended fewer than 75% of the aggregate of the total number of meetings held by the Board of Directors during his or her tenure and the total number of meetings held by all committees of the Board of Directors on which such director served during his or her tenure. The independent members of the Board of Directors also meet separately without management directors on a regular basis to discuss such matters as the independent directors consider appropriate.

Board Attendance at Annual Stockholders’ Meeting

We invite and encourage each member of our Board of Directors to attend our Annual Meetings of Stockholders. We do not have a formal policy regarding attendance of Annual Meetings by the members of our Board of Directors. Mr. Parfet attended our 2016 Annual Meeting of Stockholders.

Communication with Directors

Stockholders and interested parties who wish to communicate with our Board of Directors, non-management members of our Board of Directors as a group, a committee of the Board of Directors or a specific member of our Board of Directors (including our Chairman) may do so by letters addressed to the attention of our Corporate Secretary, Sierra Oncology, Inc., 2150 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Canada.

All communications by letter addressed to the attention of our Corporate Secretary will be reviewed by the Corporate Secretary and provided to the members of the Board of Directors unless such communications are unsolicited items, sales materials and other routine items and items unrelated to the duties and responsibilities of the Board of Directors.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board of Directors for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board of Directors. Candidates may come to our attention through current members of our Board of Directors, professional search firms, stockholders or other persons.

The Nominating and Corporate Governance Committee will recommend to the Board of Directors for selection all nominees to be proposed by the Board of Directors for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board of Directors for election at each Annual Meeting of Stockholders, and will recommend all director nominees to be appointed by the Board of Directors to fill interim director vacancies.

Our Board of Directors encourages selection of directors who will contribute to the company’s overall corporate goals. The Nominating and Corporate Governance Committee may from time to time review and recommend to the Board of Directors the desired qualifications, expertise and characteristics of directors, including such factors as business experience, diversity and personal skills in life sciences and biotechnology, finance, marketing, financial reporting and other areas that are expected to contribute to an effective Board of Directors. Exceptional candidates who do not meet all of these criteria may still be considered. In evaluating potential candidates for the Board of Directors, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In addition, under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge such director’s responsibilities. Accordingly, a director is expected to regularly attend meetings of the Board of Directors and committees on which such director sits, and to review prior to meetings material distributed in advance for such meetings. Thus, the number of other public company boards and other boards (or comparable governing bodies) on which a prospective nominee is a member, as well as his or her other professional responsibilities, will be considered. Also under our Corporate Governance Guidelines, there are no limits on the number of three-year terms that may be served by a director. However, in connection with evaluating recommendations for nomination for reelection, the Nominating and Corporate Governance Committee considers director tenure. We value diversity on a company-wide basis, but have not adopted a specific policy regarding Board diversity.

Stockholder Recommendations for Nominations to the Board of Directors

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board of Directors who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record can nominate a candidate for election to the Board of Directors by complying with the procedures in Article I, Section 1.11 of our Bylaws. Any eligible stockholder who wishes to submit a nomination should review the requirements in the Bylaws on nominations by stockholders. Any nomination should be sent in writing to our Corporate Secretary, Sierra Oncology, Inc., 2150 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Canada. Submissions must include the full name of the proposed nominee, complete biographical information, a description of the proposed nominee’s qualifications as a director, other information specified in our Bylaws, and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year prior to the date of submission. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an Annual Meeting of Stockholders must be in writing and notice must be delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 75th day nor earlier than the close of business on the 105th day prior to the anniversary of the preceding year’s Annual Meeting, except that if the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, for the stockholder notice to be timely, it must be delivered to the Corporate Secretary at our principal executive offices not earlier than the close of business on the 105th day prior to the currently proposed Annual Meeting and not later than the close of business on the later of (1) the 75th day prior to such Annual Meeting or (2) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Our Board of Directors is divided into three classes. Each class serves for three years, with the terms of office of the respective classes expiring in successive years. Directors and director nominees in Class II will stand for election at this meeting. The terms of office of directors in Class III and Class I do not expire until the Annual Meetings of Stockholders to be held in 2018 and 2019, respectively. Our Nominating and Corporate Governance Committee recommended to our Board of Directors, and our Board of Directors nominated Dr. Onetto and Dr. Estes, each an incumbent Class II director, for election as Class II directors at the Annual Meeting. At the recommendation of our Nominating and Corporate Governance Committee, our Board of Directors proposes that each of the Class II nominees be elected as a Class II director for a three-year term expiring at the 2020 Annual Meeting of Stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier resignation or removal.

Each director will be elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. This means that the two individuals nominated for election to the Board of Directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” one or both of the nominees or “WITHHOLD” your vote with respect to one or both of the nominees. Shares represented by proxies will be voted “FOR” the election of each of the Class II nominees, unless the proxy is marked to withhold authority to so vote. You may not cumulate votes in the election of directors. If any nominee for any reason is unable to serve, the proxies may be voted for such substitute nominee as the proxy holders, who are officers of our company, might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than two directors.

Nominees to the Board of Directors

The nominees and their ages as of December 31, 2016 are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Nicole Onetto, M.D.(1)	64	Class II Director
Daniel Estes, Ph.D.	36	Class II Director

(1)	Member of our Compensation Committee and Nominating and Corporate Governance Committee

Nicole Onetto, M.D., has served as a member of our Board of Directors since May 2015. Dr. Onetto has served as an independent consultant in oncology drug development and translational research since June 2016. Dr. Onetto previously served as the Deputy Director and Chief Scientific Officer at the Ontario Institute for Cancer Research from November 2009 to June 2016. Dr. Onetto also previously served as the Senior Vice President and Chief Medical Officer at ZymoGenetics, Inc., a biotechnology company, from September 2005 until November 2009. Dr. Onetto also served as the Executive Vice President and Chief Medical Officer of OSI Pharmaceuticals, Inc., the Senior Vice President, Medical Affairs of Gilead Sciences, Inc. and as the Vice President, Medical Affairs of NeXstar. Dr. Onetto has also held positions at Bristol-Myers Squibb, Immunex and Hoechst Canada, Inc. Dr. Onetto previously served on the Board of Directors of ImmunoGen and YM BioSciences Inc. Dr. Onetto received a B.Sc. from the University of Paris, an M.Sc. in Pharmacology from the University of Montreal and an M.D. as well as an Oncology-Hematology certification from the University of Paris. Our Board of Directors believes that Dr. Onetto should serve as a director based upon her extensive experience in the biotechnology and biopharmaceutical industry.

Daniel Estes, Ph.D., has served as a member of our Board of Directors since April 2017. Since April 2011, Dr. Estes has been a member of the investment team and a partner with Frazier Healthcare Partners, a venture capital and private equity firm, where he focuses on investments in both development-stage and commercial-

stage pharmaceutical companies. Prior to joining Frazier Healthcare Partners, Dr. Estes served as a management consultant with McKinsey & Company’s healthcare practice between 2008 and 2011. Dr. Estes also serves on the Board of Directors of Semnur Pharmaceuticals, Outpost Medicine and Cirius Therapeutics. Dr. Estes received his Ph.D. in Biomedical Engineering from the University of Michigan and his B.S. in Electrical Engineering from Stanford University. Our Board of Directors believes that Dr. Estes should serve as a director based on his experience in the pharmaceutical and biotechnology industries, including his financial expertise with respect to developing early-stage oncology therapeutics.

Continuing Directors

The directors who are serving for terms that end following the 2017 Annual Meeting and their ages are provided in the table below. Additional biographical information for each nominee is set forth in the text below the table.

Name	Age	Class
Nick Glover, Ph.D.	48	Class III Director, President and Chief Executive Officer
Donald Parfet(1)(2)	64	Class III Director and Chairman of the Board
Robert Pelzer(2)(3)	63	Class III Director
Jeffrey H. Cooper(3)	61	Class I Director
Tran Nguyen(2)(3)	43	Class I Director

(1)	Member of our Nominating and Corporate Governance Committee
(2)	Member of our Compensation Committee
(3)	Member of our Audit Committee

Nick Glover, Ph.D., has served as our President and Chief Executive Officer and as a member of our Board of Directors since September 2014, and provided consulting services to us from July 2014 through August 2014. Previously, Dr. Glover served as the President and Chief Executive Officer at YM BioSciences Inc., an oncology drug development company, from November 2010 until it was acquired by Gilead Sciences Inc. in February 2013. Prior to that, Dr. Glover served as the President and Chief Executive Officer of Viventia Bio Inc., a biopharmaceutical company. Dr. Glover also previously served as an investment manager for MDS Capital, a life sciences venture capital firm. Dr. Glover has also served as a consultant in the biotechnology and life sciences industries at various times since 2008. Since June 2013, Dr. Glover has served on the Board of Directors of MEI Pharma Inc. Dr. Glover holds a B.Sc. (Hons) in chemistry from the University of East Anglia, a M.Sc. in chemistry from the University of British Columbia and a Ph.D. in chemistry from Simon Fraser University. Our Board of Directors believes that Dr. Glover should serve as a director based upon his depth and expertise in the biopharmaceutical and venture capital industries and his extensive experience developing and managing biopharmaceutical companies.

Donald Parfet has served as the Chairman of our Board of Directors since our inception in 2003 and served as our interim Chief Executive Officer from May 2014 to August 2014. Since 2001, Mr. Parfet has served as the managing director of the Apjohn Group, LLC, a business development group. Additionally, since 2003, he has served as a general partner of Apjohn Ventures Fund, a venture capital firm. Prior to founding the Apjohn Group, Mr. Parfet served as the Senior Vice President at Pharmacia & Upjohn. Mr. Parfet serves on the Boards of Directors of Kelly Services, Inc., Rockwell Automation, Inc. and Masco Corporation, and serves as a director or trustee of a number of business, civic and charitable organizations. Mr. Parfet holds a B.A. from the University of Arizona and an M.B.A. from the University of Michigan. Our Board of Directors believes that Mr. Parfet should serve as a director based upon his extensive financial and strategic business planning experience.

Robert Pelzer has served as a member of our Board of Directors since May 2015. From September 2008 to March 2013, Mr. Pelzer served as the President of Novartis Corporation, a pharmaceutical company. From 2002 to 2008, Mr. Pelzer served as General Counsel at Novartis Pharma AG. Prior to 2002, Mr. Pelzer held various positions at DuPont, including serving as General Counsel and Senior Vice President at DuPont Pharmaceuticals

from 1998 to 2001. Mr. Pelzer currently serves on the Board of Directors of Aquinox Pharmaceuticals, Inc. and previously served on the Board of Directors of Idenix Pharmaceuticals, Inc. Mr. Pelzer holds a BCom and an LL.B. from the University of Alberta. Our Board of Directors believes that Mr. Pelzer should serve as a director based upon his extensive experience in the healthcare industry.

Jeffrey H. Cooper has served as a member of our Board of Directors since March 2016. Mr. Cooper has served as an independent consultant for life sciences companies since January 2014. Previously, Mr. Cooper served at KaloBios Pharmaceuticals, Inc., a biotechnology company, as a senior advisor from November 2013 until December 2013 and as the Chief Financial Officer from July 2012 until October 2013. Prior to joining KaloBios, Mr. Cooper served in positions of increasing responsibility at BioMarin Pharmaceutical, Inc., a pharmaceutical company, beginning as Vice President, Controller, to his most recent position as Senior Vice President and Chief Financial Officer from 2007 to May 2012. Mr. Cooper has also served as Vice President of Finance at Matrix Pharmaceutical, Inc. and held numerous finance-related positions within the health care and pharmaceutical industries, including Corporate Controller at Foundation Health Systems and Director of Business Analysis at Syntex Corporation. Mr. Cooper also previously served on the Board of Directors of Tobira Therapeutics, Inc until it was acquired by Allergan plc in November 2016. Mr. Cooper received a B.A. from the University of California, Los Angeles and an M.B.A. from Santa Clara University. He is a Certified Public Accountant (inactive status) in the state of California. Our Board of Directors believes that Mr. Cooper should serve as a director based upon his experience as a senior executive in the life sciences industry, as well as his experience and skills relating to financial statement and accounting matters.

Tran Nguyen has served as a member of our Board of Directors since March 2016. Mr. Nguyen has served as the Chief Financial Officer of Prothena Corporation Plc, a biotechnology company, since March 2013. Previously, Mr. Nguyen served at Somaxon Pharmaceuticals, Inc., a pharmaceutical company, as Vice President, Chief Financial Officer from 2010 to 2011 and as Senior Vice President, Chief Financial Officer from 2011 until its sale in 2013. He has also served as Vice President, Chief Financial Officer and Investor Relations at Metabasis Therapeutics, Inc., as a Vice President in the Healthcare Investment Banking group at Citi Global Markets, Inc. and in various capacities as a healthcare investment banker at Lehman Brothers, Inc. Mr. Nguyen received a B.A. from Claremont McKenna College and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles. Our Board of Directors believes that Mr. Nguyen should serve as a director based upon his extensive executive, financial and investment experience in the life sciences industry.

There are no familial relationships among any of our directors and executive officers.

Non-Employee Director Compensation

In May 2016, our Board of Directors approved a non-employee director compensation policy pursuant to which each of our non-employee directors receives an annual retainer of $35,000. Additionally, the Chairman of our Board of Directors receives an additional annual payment of $30,000; the Chairmen of our Audit, Compensation and Nominating and Corporate Governance Committees receive an additional annual payment of $19,500, $15,000 and $10,000, respectively; and the members of our Audit, Compensation and Nominating and Corporate Governance Committees receive an additional annual payment of $8,000, $6,000 and $5,000, respectively.

During 2016, each of our non-employee directors that had served as a director for at least six months also received an annual stock option, granted following the Annual Meeting of Stockholders, to purchase that number of shares of common stock determined by dividing $80,000 by the exercise price of the stock option at the time of grant, which stock option vests in 12 equal monthly installments, subject to the director’s continued service. Additionally, during 2016, new non-employee directors received upon election a stock option to purchase that number of shares of common stock equal to two times the amount of shares determined by dividing $80,000 by the exercise price of the option at the time of grant, which stock option will vest in 12 equal monthly installments, subject to the director’s continued service.

Non-employee directors are also reimbursed reasonable expenses incurred in serving as a director, including travel expenses for attending meetings of our Board of Directors.

Our 2015 Equity Incentive Plan limits the aggregate number of shares of common stock subject to awards that may be granted to a non-employee director in any calendar year to an aggregate of 400,000 shares.

The following table sets forth the compensation earned by or paid to our non-employee directors for services provided during the year ended December 31, 2016. Dr. Glover, our President and Chief Executive Officer, received no compensation for his service as a director during 2016.

Name(1)	Fees Earned or Paid in Cash	Option Awards(2)	Total
Donald Parfet	$82,260	$54,482	$136,742
Albert Cha(3)(4)	20,000	—	20,000
Jeffrey H. Cooper	41,846	104,107	145,953
Tran Nguyen	35,278	104,107	139,385
Nicole Onetto	41,500	54,482	95,982
Robert Pelzer	50,183	54,482	104,665
James Topper(3)(5)	45,000	54,482	99,482
Alvin Vitangcol(3)(6)	10,625	—	10,625

(1)	As of December 31, 2016, Mr. Cooper and Mr. Nguyen each held outstanding options to purchase 77,670 shares of common stock; Dr. Onetto and Mr. Pelzer each held outstanding options to purchase 65,681 shares of common stock; and Mr. Parfet and Dr. Topper each held outstanding options to purchase 38,835 shares of common stock.
(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our directors during the year ended December 31, 2016 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our directors from the stock options.
(3)	Dr. Cha is a managing partner of Vivo Capital, Dr. Topper is a partner at Frazier Healthcare Ventures and Mr. Vitangcol is a general partner at Capital Midwest Fund. The fees earned by Dr. Cha, Dr. Topper and Mr. Vitangcol were paid to the investment fund with which each person is affiliated.
(4)	Dr. Cha resigned from our Board of Directors, effective June 16, 2016.
(5)	Dr. Topper resigned from our Board of Directors, effective April 10, 2017.
(6)	Mr. Vitangcol resigned from our Board of Directors, effective March 18, 2016.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINATED CLASS II DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2017. Deloitte & Touche LLP audited our financial statements for the fiscal years ended December 31, 2016 and 2015. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will be able to make a statement if they so desire and will be available to respond to appropriate questions.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017. Our Audit Committee is submitting the selection of Deloitte & Touche LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment. Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in our best interests and the interests of our stockholders.

The following table presents fees for professional audit services rendered by Deloitte & Touche LLP for the audit of our annual financial statements for the years ended December 31, 2016 and 2015.

Principal Accountant Fees and Services

Fees Billed to Sierra Oncology	Fiscal Year 2016	Fiscal Year 2015
Audit fees(1)	$329,052	$521,264
Audit-related fees(2)	—	—
Tax fees(3)	214,404	143,705
All other fees(4)	2,600	2,600

Total fees	$546,056	$667,569

(1)	“Audit fees” include fees for professional services provided by Deloitte & Touch LLP in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements, and related services that are typically provided in connection with registration statements.
(2)	“Audit-related fees” include fees billed for assurance and related services reasonably related to the performance of the audit or review of our fiscal years 2016 and 2015 consolidated financial statements.
(3)	“Tax fees” include fees for tax compliance and advice. Tax advice fees encompass a variety of permissible services, including technical tax advice related to federal and state income tax matters; assistance with sales tax; and assistance with tax audits.
(4)	“All other fees” include fees for products and services, including subscription for online technical accounting resources provided by Deloitte & Touche LLP.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee generally pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. All of the services relating to the fees described in the table above were approved by our Audit Committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of the Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by us under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that we specifically incorporate it by reference.

The Audit Committee has reviewed and discussed with our management and Deloitte & Touche LLP our audited consolidated financial statements as of and for the year ended December 31, 2016. The Audit Committee has also discussed with Deloitte & Touche LLP the matters required to be discussed by Auditing Standard No. 16 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communication with Audit Committees.”

The Audit Committee has received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited consolidated financial statements as of and for the year ended December 31, 2016 be included in our annual report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Jeffrey H. Cooper, Chairman

Tran Nguyen

Robert Pelzer

PROPOSAL NO. 3

STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

We periodically receive suggestions from our stockholders, some as formal stockholders proposals. We give careful consideration to all suggestions, and assess whether they promote the best long-term interests of our company and our stockholders. We have been advised that Kenneth Kousky (Proponent) intends to present the following proposal at the Annual Meeting. If the Proponent is present at our Annual Meeting and submits the proposal for a vote, then the proposal will be voted upon. We will furnish the names, addresses and numbers of shares held by the Proponent upon receipt of a request for such information to the Corporate Secretary.

The following stockholder proposal and supporting statement are presented as they were submitted to us by the Proponent. The text of the stockholder proposal has not been endorsed or verified by us. Although we disagree with certain of the statements contained in the proposal and supporting statement, we have limited our response to the most important points and have not attempted to address all the statements with which we disagree.

Proponent’s Proposal

RESOLVED, that the stockholders of ProNAi Therapeutics, Inc. (the “Company”) urge the Board of Directors to take all necessary steps (other than any steps that must be taken by stockholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2016 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2017 from completing the term for which such director was elected.

Proponent’s Supporting Statement

This resolution was submitted by Kenneth Kousky.

The resolution urges the Board of Directors to facilitate a declassification of the Board. Having directors stand for elections annually makes directors more accountable to stockholders, and could thereby contribute to improving performance and increasing firm value. ISS continue to advise voting FOR proposals to repeal classified boards in its 2016 U.S. Proxy Voting Summary Guidelines. Additionally, as reported in the 2017 Proxy Paper Guidelines, Glass Lewis favors the repeal of staggered boards and the annual election of directors. Empirical studies have shown: (i) staggered boards are associated with a reduction in a firm’s valuation; and (ii) in the context of hostile takeovers, staggered boards operate as a takeover defense, which entrenches management, discourages potential acquires, and delivers a lower return to target shareholders.

The significant stockholder support for declassification proposals is consistent with empirical studies reporting that:

•	Additional research found that character-based staggered boards “reduce the market value of a firm by 4% to 6% of its market capitalization” and that “staggered boards bring about and not merely reflect this reduction in market value.” (Lucian Bebchuk, Alma Cohen, “The Costs of Entrenched Boards” (2004)).

•	A study reaffirmed that classified boards reduce shareholder value, finding “that the ongoing process of dismantling staggered boards, encouraged by institutional investors, could well contribute to increasing shareholder wealth.” (Lucian, Bebchuk, Alma Cohen and Charles C.Y. Wang, “Staggered Boards and the Wealth of Shareholders: Evidence from a Natural Experiment,” SSRN: http://ssrn.com/abstract=1706806 (2010), p. 26).

•	In 2013, 91% of S&P 500 companies had declassified boards, up from approximately 40% a decade ago. (Spencer Stuart Board Index, 2013, p. 4).

•	Takeover targets with classified boards are associated with lower gains to stockholders (Bebchuk, Coates and Subramanian, 2002).

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang and Xie, 2007).

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

I believe that the annual election of all directors is the most effective way that stockholders can influence the direction of the Company, communicate satisfaction or dissatisfaction to the board and ensure that the board of directors is continuously acting in the best interest of the Company’s stockholders.

PLEASE VOTE FOR THIS PROPOSAL TO MAKE DIRECTORS MORE ACCOUNTABLE TO STOCKHOLDERS.

SIERRA ONCOLOGY’S OPPOSING STATEMENT

Our Board of Directors recommends a vote AGAINST the stockholder proposal requesting that we take necessary steps to declassify the Board of Directors.

Our Board of Directors does not believe that declassifying our Board of Directors is in the best interest of our company and our stockholders for the following reasons:

Independence, Stability, Continuity and Experience

Our Board of Directors is divided into three classes, with each class serving a staggered three-year term. The longer term enhances the independence of our Board of Directors and encourages the directors to make decisions in the long-term interest of our company and our stockholders, reducing the potential influence of certain investors and special interest groups with short-term agendas that may be harmful to our company and stockholders in the long-term.

The classified board structure also creates stability and continuity on our Board of Directors and ensures that, at any given time, our Board of Directors is comprised of experienced directors who are intimately familiar with our business, strategic goals, history and culture. We believe our current three-year terms are tailored to enable our existing and future directors to develop substantive knowledge about our specific operations and goals, which better positions them to make long-term strategic decisions that are in the best interest of our stockholders. If our Board were declassified, it could be wholly replaced by directors unfamiliar with our history and strategies. Our classified board structure allows for orderly change, with new directors with fresh perspectives benefitting from interaction with experienced directors.

A classified board structure also assists us in attracting and retaining highly qualified directors who are willing to commit the time and resources necessary to understand our operations, strategies and competitive environment. We believe that agreeing to serve a three-year term demonstrates a nominee’s commitment to us over the long-term.

Protects Stockholder Value

The classified board structure protects our company and our stockholders against a hostile purchaser replacing a majority of our directors with its own nominees at a single Annual Meeting of Stockholders, thereby gaining control of our company without paying fair market value to our stockholders. A classified board would not preclude a takeover, but rather would encourage potential acquirers to initiate arms-length negotiations with seasoned directors and would provide our Board of Directors with the time and flexibility necessary to evaluate the adequacy and fairness of a proposed offer, consider alternative methods of maximizing stockholder value, protect stockholders against abusive tactics during a takeover process, and, as appropriate, negotiate the best possible return for all stockholders.

Declassification of our Board of Directors would undercut these benefits and could make us a target for unsolicited hostile overtures from investor groups focusing on short-term financial gains. In particular, in recent years, hedge funds and other activist investors have increasingly used the threat of a proxy fight to pressure boards to take actions that produce short-term gains at the expense of strategies designed to achieve meaningful long-term stockholder value. We believe classified board structures have been shown to be an effective means of protecting long-term stockholder interests against these types of abusive tactics.

Accountability

All directors, regardless of the length of their term, have a fiduciary duty under the law to act in a manner that they believe to be in the best interests of our company and all of our stockholders. Accountability depends on the selection of experienced and committed individuals, not on whether they serve terms of one year or three years. As a result, the classified board structure maintains the same level of accountability as with annual elections of directors.

Prevalence

The prevalence of classified boards is much higher in companies with a market capitalization similar to ours than in larger companies. Among companies with our market capitalization, approximately half of the boards are classified. Furthermore, among the companies that our Compensation Committee determined to be our peer companies based on industry, stage of product development, headcount and maturity, approximately two-thirds of such companies have a classified board structure. Our Board of Directors believes that maintaining our classified Board of Directors not only provides the benefits described above, but is consistent with the governance approach adopted by similar companies.

Our stockholders should be aware that this proposal is simply a request that our Board of Directors take the necessary steps to declassify the Board. Declassification of the Board of Directors requires an amendment to our certificate of incorporation, which must be adopted pursuant to the procedures set forth therein. A vote in favor of this proposal, therefore, would constitute a recommendation that the Board of Directors initiate this amendment process. For all the reasons stated above, however, the Board does not believe that such an amendment is in your best interests.

After careful consideration, our Board of Directors has determined that continuation of our classified board structure is appropriate and in the best long-term interests of our company and our stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” APPROVAL OF PROPOSAL NO. 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2017, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

Percentage ownership of our common stock is based on 52,268,443 shares of our common stock outstanding on March 31, 2017. We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. We have deemed all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2017 to be outstanding and to be beneficially owned by the person or entity holding the option for the purpose of computing the percentage ownership of that person or entity but have not treated them as outstanding for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Sierra Oncology, Inc., 2150 – 885 West Georgia Street, Vancouver, British Columbia, Canada V6C 3E8.

Name of Beneficial Owner	Beneficial Ownership
	Number	Percent
5% Stockholders:
Frazier Healthcare VI, L.P.(1)	8,112,121	15.52%
Affiliates of Deerfield Mgmt, L.P.(2)	4,972,319	9.51%
OrbiMed Private Investments V, L.P.(3)	3,703,704	7.09%
Perceptive Advisors, LLC(4)	3,703,704	7.09%

Directors and Named Executive Officers:
Nick Glover(5)	1,259,249	2.35%
Barbara Klencke(5)	353,945	*
Angie You(6)	357,693	*
Donald Parfet(7)	742,962	1.42%
Jeffrey H. Cooper(5)	71,198	*
Tran Nguyen(5)	71,198	*
Nicole Onetto(5)	62,445	*
Robert Pelzer(5)	62,445	*
Daniel Estes	—	—
All executive officers and directors as a group (11 persons)(8)	3,121,545	5.72%

*	Represents beneficial ownership of less than one percent.
(1)	Based solely on the Schedule 13D filed on February 24, 2017 reflecting ownership as of February 14, 2017. Represents shares of common stock held by Frazier Healthcare VI, L.P. (FHVI) and Frazier Life Sciences VIII, L.P. (FLS VIII). James Topper, a former member of our Board of Directors, Alan Frazier, Nader Naini, Nathan Every and Patrick Heron are the managing members of FHM VI, L.L.C. and FM VIII L.L.C., which are the general partners of FHM VI, L.P. and FHM Life Sciences VIII, L.P., respectively, which are the general partners of FHVI and FLS VIII, respectively. The address of Frazier Healthcare VI, L.P. is 601 Union, Two Union Square, Suite 3200, Seattle, Washington 98101.

(2)	Based solely on the Schedule 13G/A filed on February 14, 2017 reflecting ownership as of February 14, 2017. James Flynn is the general partner of Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Special Situations Fund, L.P., and may be deemed to have voting and dispositive power over the shares of common stock. Deerfield Management Company, L.P. and Deerfield Special Situations Fund, L.P. may also be deemed to have voting and dispositive power over the shares. The address of Deerfield Management is 780 Third Avenue, 37th Floor, New York, New York 10017.
(3)	Based solely on the information obtained from the offering of our common stock in February 2017. Represents shares of common stock held by OrbiMed Private Investments V, L.P. (OPI V). Samuel D. Isaly is the managing member of OrbiMed Advisors LLC, which is the sole managing member of OrbiMed Capital GP V LLC, which is the sole general partner of OPI V. The address of OPI V is 601 Lexington Avenue, 54th Floor, New York, New York 10022.
(4)	Based solely on the information obtained from the offering of our common stock in February 2017. Represents shares of common stock held by Perceptive Advisors, LLC. Joseph Edelman is the managing member of Perceptive Advisors, LLC. The address of Perceptive Advisors, LLC is 51 Astor Place, 10th Floor, New York, New York 10003.
(5)	Represents shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2017.
(6)	Represents 133,252 shares of common stock and 224,441 shares underlying options to purchase common stock that are exercisable with 60 days of March 31, 2017.
(7)	Represents (i) 387,530 shares of common stock held by the Donald R. Parfet 2006 Trust, dated May 1, 2006, of which Mr. Parfet is the trustee, (ii) 589 shares of common stock held by Apjohn Group, LLC, of which Mr. Parfet is the managing member, (iii) 4,970 shares of common stock held by Mr. Parfet’s spouse, (iv) 238,419 shares of common stock held by the Ann VanDeWater Parfet 2006 Revocable Trust, Dated May 5, 2006, of which Mr. Parfet’s spouse is the trustee, (v) 75,855 shares held by Apjohn Ventures, LLC, of which Mr. Parfet is a 50% owner, and (vi) 35,599 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2017.
(8)	Represents (i) 8,952,736 shares of common stock and (ii) 2,316,529 shares underlying options to purchase common stock that are exercisable within 60 days of March 31, 2017.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers as of March 31, 2017:

Name	Age	Position(s)
Nick Glover, Ph.D.	48	President, Chief Executive Officer and Director
Sukhi Jagpal	43	Chief Financial Officer
Barbara Klencke, M.D.	59	Chief Development Officer
Mark Kowalski, M.D, Ph.D.	62	Chief Medical Officer
Angie You, Ph.D.	44	Chief Business and Strategy Officer and Head of Commercial

Nick Glover, Ph.D., has served as our President and Chief Executive Officer and as a member of our Board of Directors since September 2014, and provided consulting services to us from July 2014 through August 2014. Dr. Glover’s biographical information is set forth above under the heading “Proposal No. 1 Election of Class II Directors – Continuing Directors.”

Sukhi Jagpal has served as our Chief Financial Officer since February 2015. Previously, Mr. Jagpal served as the Chief Financial Officer of QLT Inc., a biotechnology company, from July 2012 to February 2015, where he also served as the Senior Director, Finance and Corporate Controller from January 2011 to June 2012. Mr. Jagpal has also held senior finance positions with Pivotal Corporation, 360networks inc. and KPMG LLP. Mr. Jagpal is a Chartered Professional Accountant, a Chartered Business Valuator and holds an M.B.A. from Cornell University – S.C. Johnson Graduate School of Management and an M.B.A. from Queens University.

Barbara Klencke, M.D., has served as our Chief Development Officer since June 2015. Previously, Dr. Klencke served as the Senior Vice President, Development at Onyx Pharmaceuticals, a biopharmaceutical company and a subsidiary of Amgen Inc., from January 2011 to June 2015, and as the Group Medical Director in Product Development, Oncology at Genentech, Inc., a biotechnology company, from July 2003 to January 2011. Prior to that, Dr. Klencke served as the Medical Director at Chiron Corporation, a biotechnology company later acquired by Novartis International AG, and as an assistant professor of medicine at the University of California, San Francisco Medical Center. Dr. Klencke holds a B.S. from Indiana University and an M.D. from the University of California, Davis.

Mark Kowalski, M.D., Ph.D., has served as our Chief Medical Officer since January 2017. Previously, Dr. Kowalski served as the Chief Medical Officer and Senior Vice President at Arbutus Biopharma (formerly Tekmira Pharmaceuticals), a biotechnology company, from August 2013 to September 2016. Prior to that, Dr. Kowalski worked at Gilead Sciences, Inc. from February to August 2013 following Gilead’s acquisition of YM BioSciences Inc., at which Dr. Kowalski had been Chief Medical Officer and Vice President of Regulatory Affairs from November 2010. Dr. Kowalski previously held the position of Chief Medical Officer of Viventia Biotech, a privately-held biotechnology company, which sought protection from creditors under the Companies’ Creditors Arrangement Act in April 2008 in Ontario, Canada. Dr. Kowalski holds a B.A. from Rutgers University and an M.D. and Ph.D. from the University of Kansas School of Medicine.

Angie You, Ph.D., has served as our Chief Business and Strategy Officer and Head of Commercial since October 2014. Previously, Dr. You served as the Chief Business Officer at Aragon Pharmaceuticals Inc., an oncology drug discovery and development company, from August 2010 to August 2013, and as the Senior Director of Lifecycle Management at Orexigen Therapeutics Inc., a biotechnology company, from November 2009 to July 2010. Prior to that, Dr. You served as the Chief Business Officer at a number of life sciences companies, including Synosia Therapeutics AG and Ren-Pharmaceuticals, Inc., and served as Senior Director of Business Development at Exelixis, Inc. She also previously served as Vice President at Venrock, a venture capital firm, and as a consultant at McKinsey Consulting. Dr. You holds an A.B. and Ph.D. from Harvard University.

Our executive officers are appointed by, and serve at the discretion of, our Board of Directors. There are no familial relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to certain of our executive officers during the years ended December 31, 2016 and 2015. These executive officers, who include our principal executive officer and the two most highly-compensated executive officers (other than our principal executive officer) who were serving as executive officers at the end of the fiscal year ended December 31, 2016, were:

•	Dr. Nick Glover, President, Chief Executive Officer and Director;

•	Dr. Barbara Klencke, Chief Development Officer; and

•	Dr. Angie You, Chief Business and Strategy Officer and Head of Commercial.

We refer to these individuals as our “named executive officers.”

Summary Compensation Table

The following table presents summary information regarding the total compensation for services rendered in all capacities that was earned by our named executive officers during the years ended December 31, 2016 and 2015. Dr. You was not a named executive officer during the year ended December 31, 2015 and therefore her compensation for such year is not presented in the table below.

Name and Principal Position	Year	Salary		Bonus(1)		Option Awards(2)	Non-Equity Incentive Plan Compensation(3)		All Other Compensation		Total
Nick Glover	2016	$525,000		$—		$1,354,717	$223,125		$17,802	(4)	$2,120,644
President and Chief Executive Officer	2015	413,502	(5)	—		323,092	206,751		1,549		944,894

Barbara Klencke(6)	2016	420,000		—		941,160	124,950		2,650		1,488,760
Chief Development Officer	2015	207,863		250,000	(7)	5,654,031	72,752	(8)	—		6,184,646

Angie You	2016	346,500		—		585,519	103,084		2,650		1,037,753
Chief Business and Strategy Officer and Head of Commercial

(1)	The amounts reported in this column reflect bonuses awarded at the discretion of our Compensation Committee.
(2)	The amounts reported in this column represent the aggregate grant date fair value of the stock options granted to our named executive officers during the years ended December 31, 2015 and 2016 as computed in accordance with Accounting Standards Codification Topic 718. The assumptions used in calculating the aggregate grant date fair value of the stock options reported in this column are set forth in Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016. The amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by our named executive officers from the stock options.
(3)	The amounts reported in this column reflect cash bonuses awarded pursuant to the achievement of our 2016 corporate objectives. See “– 2016 Bonuses” below.
(4)

Amount represents a $10,611 premium for long-term disability insurance paid on behalf of Dr. Glover, a $5,250 employer contribution into Dr. Glover’s Registered Retirement Savings Plan and $1,941 of fees paid for services related to Dr. Glover’s personal income tax return filing. These amounts represent the U.S. dollar equivalent of the amounts paid on behalf of Dr. Glover. The amounts were converted to U.S. dollars from Canadian dollars using the average of the monthly closing exchange rates for each of the preceding quarters of the 12 months ended December 31, 2016 as quoted by the Bank of Canada. Applying this formula to fiscal year ended December 31, 2016, Canadian $1.00 was equal to US$0.7542.
(5)	Dr. Glover’s base salary was CAD$436,000 until July 2015, at which point it increased to USD$500,000. All of Dr. Glover’s 2015 base salary was paid in Canadian dollars. The dollar amount in the table above reflects the U.S. dollar equivalent of the amount paid to Dr. Glover. The amount was converted to U.S. dollars from Canadian dollars using the average of the daily closing exchange rates for the 12 months ended December 31, 2015 as quoted by the Bank of Canada. Applying this formula to fiscal year ended December 31, 2015, Canadian $1.00 was equal to US$0.7833.
(6)	Dr. Klencke’s employment with us commenced in June 2015.
(7)	Amount represents Dr. Klencke’s signing bonus.
(8)	Reflects a pro rata award based on Dr. Klencke’s 2015 employment service term.

2016 Equity Awards

In March 2016, our Compensation Committee, in its discretion, awarded Dr. Glover, Dr. Klencke and Dr. You stock options to purchase 161,250, 82,500 and 75,000 shares, respectively, of our common stock with an exercise price of $6.58 per share. Twenty-five percent of the options vest on the one-year anniversary of the vesting commencement date, with the remaining 75% vesting in 36 equal monthly installments thereafter. In September 2016, our Compensation Committee, in its discretion, awarded additional stock options to our employees in light of the fact that the exercise price of the majority of existing stock options was significantly higher than the market price of our common stock and in furtherance of its desire to retain the retention value of stock options. Accordingly, the Compensation Committee granted Dr. Glover, Dr. Klencke and Dr. You stock options to purchase 500,000, 456,000 and 200,000 shares, respectively, of our common stock with an exercise price of $1.82 per share. The options vest in 36 equal monthly installments from the vesting commencement date.

2016 Bonuses

In 2016, bonuses for our named executive officers were based on the achievement of certain corporate objectives, including the achievement of clinical development, corporate development, financial and other business milestones. In January 2017, our Compensation Committee determined that approximately 85% of these corporate objectives were achieved, and therefore awarded each named executive officer 85% of their target bonus, prorated to reflect their term of service if their employment had commenced during 2016. For 2016, Dr. Glover’s target bonus was equal to 50% of his annual base salary of $525,000, Dr. Klencke’s target bonus was equal to 35% of her annual base salary of $420,000 and Dr. You’s target bonus was equal to 35% of her annual base salary of $346,500. Accordingly, Dr. Glover was awarded $223,125, Dr. Klencke was awarded $124,950 and Dr. You was awarded $103,084.

2016 Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of our named executive officers, information regarding outstanding stock options held as of December 31, 2016.

			Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Nick Glover	7/14/2014	(1)(3)	864,219	—	$0.969	7/14/2024
	7/14/2014	(1)(4)	217,305	—	0.969	7/14/2024
	6/11/2015	(1)(5)	10,067	16,779	6.705	6/11/2025
	3/8/2016	(2)(6)	—	161,250	6.58	3/8/2026
	9/30/2016	(2)(7)	41,667	458,333	1.82	9/30/2026
Barbara Klencke	6/11/2015	(1)(5)	110,737	184,565	6.705	6/11/2025
	6/11/2015	(1)(5)	65,436	109,061	6.705	6/11/2025
	3/8/2016	(2)(6)	—	82,500	6.58	3/8/2026
	9/30/2016	(2)(7)	38,000	418,000	1.82	9/30/2026
Angie You	9/29/2014	(1)(8)	151,781	—	0.969	9/29/2024
	6/11/2015	(1)(5)	2,517	4,194	6.705	6/11/2025
	3/8/2016	(2)(6)	—	75,000	6.58	3/8/2026
	9/30/2016	(2)(7)	16,667	183,333	1.82	9/30/2026

(1)	Equity award was granted under our 2008 Stock Plan.
(2)	Equity award was granted under our 2015 Equity Incentive Plan.
(3)	Twenty-five percent vested on July 14, 2015 and the remaining 75% vests in 36 equal monthly installments thereafter, which options are immediately exercisable.
(4)	Vests in 48 equal monthly installments beginning on July 21, 2015, which options are immediately exercisable.
(5)	Twenty-five percent vested on June 11, 2016 and the remaining 75% vests in 36 equal monthly installments thereafter.
(6)	Twenty-five percent vested on January 1, 2017 and the remaining 75% vests in 36 equal monthly installments thereafter.
(7)	Vests in 36 equal monthly installments beginning on October 30, 2016.
(8)	Twenty-five percent vested on September 29, 2015 and the remaining 75% vests in 36 equal monthly installments thereafter, which options are immediately exercisable.

Employment Agreements

Employment Agreement with Dr. Glover

Pursuant to the employment agreement between our Canadian subsidiary and Dr. Glover, if Dr. Glover is terminated without “cause” (as defined in the employment agreement and described below) or resigns for “good reason” (as defined in the employment agreement and described below), he will be entitled to receive (i) a continuation of his base salary in effect as of the employment termination date for a period of 12 months following the termination date, subject to the required payroll deductions and withholdings and paid on our normal payroll schedule, (ii) cash consideration equal to our cost of his group health plan coverage at the same level in effect as of his employment termination date, and (iii) accelerated vesting of any unvested stock awards that would otherwise vest within 12 months of the termination date; provided, however, that if Dr. Glover is not subject to U.S. taxation, we may decide, in our discretion, to pay Dr. Glover’s severance in a lump sum instead of over the severance period.

If Dr. Glover is terminated without cause or resigns for good reason within 12 months following a change of control, he will be entitled to receive (i) payments equal to the sum of (A) his base salary in effect as of the employment termination date and (B) the average of his actual annual bonuses paid for the last two years prior to the date of termination (or, if employed for less than two years, the amount set forth in the employment agreement) and (ii) cash consideration equal to our cost of his group health plan coverage at the same level in effect as of his employment termination date, in each case, for a period of 24 months following the termination date; provided, however, that if Dr. Glover is not subject to U.S. taxation, we may decide, in our discretion, to pay Dr. Glover’s severance in a lump sum instead of over the severance period.

Additionally, if Dr. Glover is terminated without cause within 60 days prior to the consummation of a change of control, any outstanding stock awards as of such date will remain outstanding and will vest in full upon the consummation of the change of control or on the 60th day following the termination date, whichever is earlier.

Further, upon the consummation of a change in control, all outstanding equity awards then held by Dr. Glover will accelerate in full, except that any equity and equity-based awards that vest based on the achievement of performance criteria will vest in accordance with the change of control provisions in the applicable award agreement (or, if no such provisions exist, will vest in full).

General Severance and Change in Control Benefits

All severance and acceleration benefits described above are subject to the named executive officer’s execution and non-revocation of a release of claims in favor of us. If the named executive officer’s employment is terminated for cause or voluntarily, then he or she will not receive any payments upon termination. Under the employment agreements, the named executive officers are also subject to covenants regarding confidentiality and prohibition on solicitation of our employees or independent contractors for a period of one year following the termination of employment.

Under the employment agreements, “cause” generally means: (i) conviction (including a guilty plea or plea of nolo contendere) of any felony (or, in the case of Dr. Glover, indictable offense) or any other crime involving fraud, dishonesty or moral turpitude; (ii) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against us that results (or could reasonably be expected to result) in material harm or injury to our business or reputation; (iii) material violation of any contract or agreement between the executive and us, or of any of our policies, or of any statutory duty the executive owes to us; (iv) conduct that constitutes gross insubordination, incompetence or habitual neglect of duties and that results in (or could reasonably be expected to have resulted in) material harm to our business or reputation, if not remedied within 30 days of the notice; or (v) any other conduct or circumstance that would amount to just cause at common law.

Under the employment agreements, “change in control” means: (i) a sale, lease, exclusive license or other disposition of all or substantially all of our assets; (ii) our consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which our shareholders immediately prior to such consolidation, merger or reorganization, own less than 50% of the outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or (iii) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of 50% of our then-outstanding voting power is transferred, subject to certain exceptions.

Under the employment agreements, “good reason” generally means resignation of employment within 60 days after the occurrence of any of the following events that is not corrected within 30 days after we receive written notice that any of the following events have occurred: (i) a material diminution of the executive’s duties, position or responsibilities; (ii) a reduction in base salary as in effect immediately prior to such reduction by more than 10%, unless such reduction is also applicable to all other senior executives; (iii) our material violation of any contract or agreement between the executive and us; or (iv) any requirement by us that the executive relocates to a work site located more than 50 miles from his or her current residence (or, for Dr. Glover, more than 200 miles from his residence).

Employment Agreements with Dr. Klencke and Dr. You

Pursuant to the employment agreements we entered into with our named executive officers, if Dr. Klencke or Dr. You is terminated without “cause” (as defined in the employment agreement and described below) or resigns for “good reason” (as defined in the employment agreement and described below), she will be entitled to receive (i) a continuation of her base salary in effect as of the employment termination date for a period of 12 months following the termination date, subject to the required payroll deductions and withholdings and paid on our normal payroll schedule, and (ii) cash consideration sufficient to maintain personal health plan coverage at the same level in effect as of her employment termination date through the earlier of 12 months following the termination date or the date that she becomes eligible for group health insurance coverage through a new employer. Additionally, if Dr. Klencke is terminated without cause or resigns for good reason, she will be entitled to accelerated vesting with respect to 50% of an option to purchase 174,497 shares.

If Dr. Klencke or Dr. You is terminated without cause or resigns for good reason within 12 months following a “change of control” (as defined in the employment agreement and described below), she will be entitled to receive (i) payments equal to the sum of (A) her base salary in effect as of the employment termination date and (B) the average of her actual annual bonuses paid for the last two years prior to the date of termination (or, if employed for less than two years, the amount set forth in the employment agreement) and (ii) cash consideration sufficient to maintain personal health plan coverage at the same level in effect as of her employment termination date, in each case payable over a period of time based on her years of service with our company, as set forth below:

Years of Service Completed	Length of Severance Period (in Months)
0	13.5
1	14.4
2	15.3
3	16.2
4	17.1
5	18

Additionally, if Dr. Klencke or Dr. You is terminated without cause or resigns for good reason within 12 months following a change of control, she will be entitled to full vesting of all outstanding equity and equity-based awards, except that any equity and equity-based awards that vest based on the achievement of performance criteria shall vest in accordance with the change of control provisions in the applicable award agreement (or, if no such provisions exist, shall vest in full).

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2016 with respect to compensation plans under which shares of our common stock may be issued.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)	Weighted-average exercise price of outstanding options, warrants and rights($)	Number of securities remaining available for future issuance under equity compensation plans(#)
Equity compensation plans approved by security holders	6,352,640	3.43	2,092,521	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	6,352,640	3.43	2,092,521

(1)	Includes 700,000 shares of common stock that remain available for purchase under the 2015 Employee Stock Purchase Agreement (2015 ESPP) and 1,392,521 shares of common stock that remain available for purchase under our 2015 Equity Incentive Plan (2015 EIP). Additionally, our 2015 EIP provides for automatic increases in the number of shares available for issuance under it on January 1 of each of the calendar years during the term of the 2015 Plan by the lesser of 4% of the number of shares of common stock issued and outstanding on each December 31 immediately prior to the date of increase, or the number determined by our Board of Directors. Similarly, on January 1 of each calendar year after the ESPP is implemented, which has not yet occurred, the aggregate number of shares of our common stock reserved for issuance under our 2015 ESPP shall be increased automatically by the number of shares equal to 1% of the total number of outstanding shares of our common stock on the immediately preceding December 31.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than as disclosed below, from January 1, 2016 to the present, there have been no transactions, and there are currently no proposed transactions, in which the amount involved exceeds $120,000 to which we or any of our subsidiaries was (or is to be) a party and in which any director, director nominee, executive officer, holder of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had (or will have) a direct or indirect material interest, except for payments set forth under “Proposal No. 1 Election of Class II Directors” and “Executive Compensation” above.

Insider Participation in 2017 Offering

Frazier Healthcare VI, L.P. purchased an aggregate of 5,925,926 shares of our common stock in our offering of our common stock in February 2017 at $1.35 per share, which is the same public offering price at which shares were sold to all investors in the offering. Frazier Healthcare VI, L.P. held more than 5% of our outstanding capital stock at the time of the purchase. Dr. James Topper, who was a member of our Board of Directors at the time of the offering, is a managing member of the general partner that is the general partner of Frazier Healthcare VI, L.P.

Policies and Procedures for Related-Party Transactions

We have adopted a written related-person transactions policy that provides that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock, and any members of the immediate family of the foregoing persons, are not permitted to enter into a material related-person transaction with us without the review and approval of our Audit Committee, or a committee composed solely of independent directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 will be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, we expect that our Audit Committee will consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our bylaws provide that for stockholder nominations to our Board of Directors or other proposals to be considered at an Annual Meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Sierra Oncology, Inc., 2150 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Canada.

To be timely for our company’s 2018 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices not earlier than the close of business on February 28, 2018 and not later than the close of business on March 30, 2018. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting the information required by applicable law and our bylaws. In no event will the public announcement of an adjournment or a postponement of our Annual Meeting commence a new time period for the giving of a stockholder’s notice as provided above.

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2018 Annual Meeting of Stockholders must be received by us not later than December 26, 2017 in order to be considered for inclusion in our proxy materials for that meeting. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the Annual Meeting the information required by applicable law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors, executive officers and any persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Based solely on our review of the copies of such forms furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were timely met in 2016.

Available Information

We will mail without charge, upon written request, a copy of our annual report on Form 10-K for the year ended December 31, 2016, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Sierra Oncology, Inc.

2150 – 885 West Georgia Street

Vancouver, British Columbia V6C 3E8,

Canada

Attn: Vice President, Corporate Affairs

The annual report on Form 10-K is also available at http://investor.sierraoncology.com/investor-relations.

“Householding” – Stockholders Sharing the Same Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our annual report on Form 10-K and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report on Form 10-K and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability and, if applicable, annual report on Form 10-K and other proxy materials, you may write our Vice President, Corporate Affairs at 2150 – 885 West Georgia Street, Vancouver, British Columbia V6C 3E8, Canada, Attn: Vice President, Corporate Affairs, or investors@sierraoncology.com, or call (604) 558-6536.

Any stockholders who share the same address and currently receive multiple copies of our Notice of Internet Availability or annual report on Form 10-K and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Vice President, Corporate Affairs at the address or telephone number listed above.

OTHER MATTERS

Our Board of Directors does not presently intend to bring any other business before the meeting and, so far as is known to the Board of Directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

ANNUAL MEETING OF STOCKHOLDERS OF
SIERRA ONCOLOGY, INC.
June 13, 2017
PROXY VOTING INSTRUCTIONS
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online or by phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.
GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
COMPANY NUMBER
ACCOUNT NUMBER
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/20221
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.
20230030000000000000
7
061317
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS,
“FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE
The Board of Directors recommends you vote FOR Proposal 1:
1. Election of Class II Directors
FOR ALL NOMINEES
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See instructions below)
NOMINEES:
Nicole Onetto
Daniel Estes
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
The Board of Directors recommends you vote FOR Proposal 2:
2. To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for the
fiscal year ending December 31, 2017.
FOR AGAINST ABSTAIN
The Board of Directors recommends you vote AGAINST Proposal 3:
3. To consider a stockholder proposal requesting that the Board of Directors take the necessary steps under applicable State Law to declassify the Board of Directors so that all directors are elected annually.
FOR AGAINST ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposal 2 and AGAINST Proposal 3.
Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0
SIERRA ONCOLOGY, INC.
Proxy for Annual Meeting of Stockholders on June 13, 2017
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Nick Glover and Sukhi Jagpal as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Sierra Oncology, Inc. held of record by the undersigned at the close of business on April 17, 2017 at the Annual Meeting of Stockholders to be held on June 13, 2017 at 10:00 a.m. Pacific Time at the Fairmont Hotel Vancouver, located at 900 West Georgia Street, Vancouver, BC V6C 2W6, Canada, and at any adjournment thereof.
(Continued and to be signed on the reverse side.)
1.1
14475